Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

        THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”), entered into as of this 26th day of September, 2006, by and between AG METROPOLITAN ENDO, L.L.C., a New York limited liability company, having an office and place of business care of Angelo Gordon & Co., 245 Park Avenue, 26th Floor, New York, New York 10167 (“Landlord”), and LIFETIME BRANDS, INC., a Delaware corporation, having an office and place of business at One Merrick Avenue, Westbury, New York 11690-6116 (“Tenant”).

W  I  T  N  E  S  S  E  T  H :

        WHEREAS, Landlord and Tenant entered into a certain Agreement of Lease dated May 10th, 2006 (the “Lease”), which Lease presently demises unto Tenant a certain portion of the building (the “Building”) known as 1000 Stewart Avenue, Garden City, New York, specifically Suite 100, consisting of 45,301 rentable square feet (“Warehouse Space”) and Suites 300, 500 and 600 and the entire 4th floor, collectively consisting of 69,173 rentable square feet (“Office/Research Space”), (both the Warehouse Space and the Office/Research Space collectively referred to as the “Premises”); and

        WHEREAS, Tenant, subject to the terms and conditions hereinafter contained, hereby leases from Landlord additional space at the Building from the Landlord and the Landlord, subject to the terms and conditions hereinafter contained, hereby leases to Tenant additional space at the Building.

        NOW, THEREFORE, for and in consideration of the premises herein contained, the parties agree as follows:

        1.        Effective on the date hereof, Section 1.3 of the Summary of Basic Lease Information and Definitions shall be amended and the definition of “Premises” in the Lease shall be amended to include a portion of the second (2nd) floor of the Building identified as Suite 200 consisting of 18,495 rentable square feet of office space, as more particularly shown on the floor plan annexed hereto and made a part hereof as Exhibit “A” (“First Amendment Space”).

        2.        Effective on the date hereof, Section 1.4 of the Summary of Basic Lease Information and Definitions shall be amended by adding the following language:

“Notwithstanding anything to the contrary contained herein, the Commencement Date for the First Amendment Space shall be January 1, 2009, subject to the substantial completion of Landlord’s First Amendment Space Work as provided for in Paragraph 4 below (“First Amendment Space Commencement Date”).

        3.        Effective on the date hereof, Section 1.5 of the Summary of Basic Lease Information and Definitions shall be amended by adding the following language:

“Regardless of the Commencement Date for the First Amendment Space, the Lease Expiration Date for the First Amendment Space shall be the same date established as the Lease Expiration Date for the balance of the Premises.”

        4.        Landlord covenants and agrees to perform, at its sole cost and expense, the following work (“Landlord’s First Amendment Space Work”): (i) Landlord’s Base Building Work as more particularly described in Exhibit B-1 of the Lease; and (ii) construction and installation of an elevator, elevator lobby, and restrooms, as more particularly described on the work plan annexed hereto and made a part hereof as Exhibit “B”. All Landlord’s First Amendment Space Work shall be conducted with reasonable diligence, in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations, ordinances and codes. Landlord shall substantially complete Landlord’s First Amendment Space Work contemporaneously with Landlord’s Base Building Work as provided for in Section 11.6 of the Lease.

        5.        Effective on the First Amendment Space Commencement Date, Section 1.6 of the Summary of Basic Lease Information and Definitions shall be amended by adding the following additional rent chart for the First Amendment Space:

First Amendment Space

Year During Term*	Annual Rent	Monthly Rent

First Lease Year (starting January 1, 2009)	$466,998.75	$38,916.56
Second Lease Year	$479,257.47	$39,938.12
Third Lease Year	$491,837.98	$40,986.50
Fourth Lease Year	$504,748.73	$42,062.39
Fifth Lease Year	$517,998.38	$43,166.53
Sixth Lease Year	$531,595.84	$44,299.57
Seventh Lease Year	$545,550.23	$45,462.52
Eight Lease Year	$559,870.92	$46,655.91
Ninth Lease Year	$574,567.53	$47,880.63
Tenth Lease Year	$589,649.93	$49,137.49
Eleventh Lease Year	$605,128.24	$50,427.35
Twelfth Lease Year	$621,012.86	$51,751.07
Thirteenth Lease Year	$637,314.45	$53,109.54
Fourteenth Lease Year	$654,043.95	$54,503.66

The payment of the rent set forth in the First Amendment Space rent schedule set forth above shall be in addition to any other Rent due and owing under the Lease.

* Provided, however, that the Expiration Date may occur prior to the expiration of the Fourteenth Lease Year, and the Annual Rent listed in this chart may be superseded by the Annual Rent for the First Renewal Term as determined under Article 31 of the Lease.

        6.        Effective on the First Amendment Space Commencement Date, Section 5.1(b)(iii) of the Lease shall be replaced with the following language:

                   “The term “Tenant’s Share of Real Property Taxes” shall mean 71.30%.”

        7.        Effective on the First Amendment Space Commencement Date hereof, Section 5.1(b)(iv) of the Lease shall be amended with the addition of following additional language:

“Pursuant to the PILOT Agreement, commencing with January 1, 2009, the following shall constitute the Tenant’s Share of Real Property Taxes with regard to the First Amendment Space, payable by Tenant pursuant to the terms of this Lease:

Lease Year**	Amount

1 (Starting January 1, 2009)	44,572.95
2	45,910.14
3	47,746.54
4	49,656.41
5	51,642.66
6	54,224.80
7	56,936.03
8	59,782.84
9	62,771.98
10	65,910.58
11	69,206.11
12	72,666.41
13	76,229.73
14	80,203.57

        The payment of Tenant’s Share of Real Property Taxes set forth above shall be in addition to any other Tenant’s Share of Real Property Taxes due under the Lease.

        8.        Effective on the date hereof, Part I, Section 1 of Exhibit B-2 (Tenant’s Work) shall be amended as follows:

“The “Landlord Allowance” shall be increased to be $3,252,928.75.”

        9.        Each party represents and warrants to the other that, other than CB Richard Ellis and Corporate National Realty LLC (collectively the “Broker”), no broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Amendment on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Amendment. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all

** Provided, however that the Expiration Date may occur prior to the expiration of the Fourteenth Lease Year, and the Tenant’s Share of Real Property Taxes listed in this chart may be superseded by the Tenant’s Share of Real Property Taxes for the First Renewal Term as determined under Article 31 of the Lease.

Claims resulting from any breach by Tenant of the foregoing representation, including, without limitation, any Claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all Claims resulting from any breach by Landlord of the foregoing representation, including, without limitation, any Claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of the Lease. Landlord shall pay the Broker pursuant to separate agreement.

        10.        This Amendment is subject to the written approval of the IDA (the “IDA Approval”) pursuant to the IDA Master Lease. Landlord shall diligently pursue IDA Approval and provide Tenant with a copy of the IDA Approval promptly upon receipt. In the event the IDA Approval is not obtained prior to the date, which is forty-five (45) days after the date hereof, either party may terminate this Amendment upon written notice and thereafter the Amendment shall be of no further force and effect.

        11.        Except as amended herein, all the terms and conditions of the Lease, as heretofore in effect, shall remain in full force and effect and all the terms and conditions of the Lease, as hereby amended, are hereby ratified and confirmed in all respects.

        12.        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

        13.        This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant, and their successors and assigns.

        14.        This Agreement may not be amended or modified nor any of its provisions waived except by an agreement in writing signed by the parties hereto.

        15.        Any notice, consent and/or demand required or permitted to be given under this Agreement shall be in writing and shall be given as provided in the Lease.

        16.        The submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto, unless and until Landlord shall execute a copy of this Agreement and deliver same to Tenant.

        17.        This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to its principles of conflicts of laws.

        18.        Capitalized terms used herein, which are not otherwise defined herein, shall have the meanings specified in the Lease.

        19.        Upon substantial completion of Landlord’s First Amendment Space Work, but no earlier than September 1, 2008, Tenant may at any time enter the First Amendment Space, and the elevator, elevator lobby, and restrooms servicing the First Amendment Space, to perform Tenant improvements and to access other portions of the Premises, provided that Tenant shall have supplied to Landlord in advance the insurance coverage referred to in Section 12.1(c) of the

Lease.     Notwithstanding the foregoing, Tenant may enter the First Amendment Space Work at any time after the substantial completion of Landlord’s First Amendment Space Work for the sole purpose of providing Tenant with access to/from the Mezzanine Level of the Building to/from the public lobby and the restrooms on the Second Floor of the Building.

        20.        Except as set forth in Paragraph 19 above, Landlord acknowledges and agrees that none of the obligations made incumbent upon Tenant by the Lease with respect to the First Amendment Space, including, but not limited to, the obligation to pay Rent and Additional Rent, shall become effective until the First Amendment Space Commencement Date. There shall be no rent abatement period as to the Additional Space.

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        IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease Agreement as of the day and year first above written.

"TENANT"	LIFETIME BRANDS, INC.,
a Delaware corporation
duly authorized to do business in New York

By: /s/Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman

"LANDLORD"	AG METROPOLITAN ENDO, L.L.C.
a Delaware limited liability company
AG Asset Manager, Inc., a Delaware corporation, its manager

By: /s/ Adam Schwartz
Name: Adam Schwartz
Title: Vice President